Ex. 99.1
SILVERLEAF RESORTS, INC.
1221 River Bend Drive, Suite 120
Dallas, Texas 75247
Silverleaf Resorts Announces Results of Annual meetings of Shareholders and Directors and Formation of New Division to be Headed by Brayfield
DALLAS—(BUSINESS WIRE) — May 11, 2009 -— Silverleaf Resorts, Inc. (NASDAQ: SVLF) announced the results of its Annual Meetings of Shareholders and Directors held on May 7, 2009. The shareholders reelected Robert E. Mead, J. Richard Budd, James B. Francis, Jr., Herbert B. Hirsch, and Rebecca Janet Whitmore to the Board of Directors for one-year terms. The Company’s shareholders also approved the appointment of BDO Seidman, LLP as the Company’s independent registered public accountant for 2009.
In connection with the election of executive officers by the Board of Directors, the Company announced the creation of a new division within the Company which will focus on marketing programs for the Company’s existing vacation interval owners. The new division will be known as Owner Based Marketing and Sales Administration. Silverleaf’s longtime President, Sharon Brayfield, has moved from her position as President of the Company to become president of the new division. Ms. Brayfield’s new title is “President—Owner Based Marketing and Sales Administration.” Her existing title and duties as President of Silverleaf Resorts, Inc. have been assumed by Mr. Mead. Key employees of Silverleaf currently directly involved in marketing upgrade and additional week intervals to existing Silverleaf owners will be transferred to the new division under Ms. Brayfield’s leadership.
About Silverleaf Resorts
Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.
Forward-Looking Statements
This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2008 Annual Report on Form 10-K filed on March 10, 2009.
For more information or to visit our website, click here:
http://www.b2i.us/irpass.asp?BzID=1358&Nav=0&S=0&L=1
Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218